Exhibit 99.1

Business Wire

April 21, 2004 04:01 PM US Eastern Timezone

Interchange Financial Services Corporation Reports 19% Increase in Net Income in first quarter for 2004

SADDLE BROOK, N.J.--(BUSINESS WIRE)--April 21, 2004--Interchange Financial Services Corporation (the "Company") (Nasdaq:IFCJ), holding company of Bergen County's fast growing community bank, Interchange Bank (the "Bank"), today reported first quarter 2004 net income of approximately $4.0 million, up 18.8% from $3.4 million for the same period in 2003. For the quarter, average diluted shares outstanding increased approximately 30.7% as compared to the same period in 2003; diluted earnings per share were $0.31, a decline of 8.8% as compared to $0.34 for the same period in 2003. The decline in earnings per share was a result of a compression in net interest margin from the first quarter 2003 and an increase in diluted shares outstanding as a result of the Bridge View Bancorp ("Bridge View") acquisition.

"2004 will be a challenging year for the community banking industry due to the escalation in bank mergers and the resultant competition. Through our aggressive marketing campaign in Bergen County, we will increase our level of relationship building with our customers which will, in turn, increase our position in the marketplace. We are well situated to stay ahead of the competition. Our success in providing value to our customers through our diverse product offerings will assist us in enhancing our shareholders investment," stated Anthony Abbate, President and Chief Executive Officer.

Commenting further on the Company's performance, Mr. Abbate stated, "Although on a year over year basis the Company experienced compression in net interest margin, on a linked quarter basis we began to see improvement in our net interest margin. The improvement in net interest margin was the result of a change in our asset mix through an increase in loans. We believe that this trend provides us with the foundation to meet the high goals and expectations we have set for our employees and the Company."

The first quarter 2004 results include Bridge View's operations which was acquired on April 30, 2003. At that time, Bridge View had total assets of approximately $291 million, $184 million of loans and $259 million of deposits.

The Company declared a quarterly cash dividend of $0.125 per common share, for the second quarter of 2004. This dividend represents $0.50 per share on an annualized basis and an increase of 14% over the prior year.

Return on Average Assets and Equity

The Company generated a 1.16% return on average assets ("ROA") and an 11.13% return on average stockholders' equity ("ROE") for the first quarter 2004 versus 1.42% and 16.38%, respectively, for the same period in 2003. The change in ROA for the quarter was a result of a decline in net interest margin. ROE declined principally due to an increase in equity as a result of the acquisition of Bridge View and, to a lesser extent, compression in net interest margin.

Net Interest Income

For the first quarter, net interest income, on a taxable equivalent basis, increased $2.7 million, or 27.4% from the same period in 2003. The growth for the quarter as compared to 2003 was attributed to an increase in average interest earning assets of $353 million primarily attributed to the Bridge View acquisition. The improvement in net interest income for the quarter was tempered by a decline in the Company's net interest margin.

Non-Interest Income

For the first quarter, non-interest income was $2.5 million representing an increase of $671 thousand or 36% as compared to the same period in 2003. Excluding net gains on sales of securities, non-interest income increased $157 thousand or 8.5% for the quarter. The improvement as compared to the same period last year was largely attributable to growth in service charges on deposits. Net gains on sale of securities were approximately $514 thousand for the quarter, there were no such gains in the same period in the prior year. The gains on sale of securities were a result of securities being sold to fund loan growth.

Non-Interest Expense

Non-interest expense for the quarter amounted to $8.9 million, an increase of $2.4 million, or 37%, as compared to the same quarter in 2003. The increase for the reporting period was due largely to the additional operating costs resulting from the merger with Bridge View. Also contributing to non-interest expense growth for the quarter as compared to the same period in 2003, were normal increases related to salaries, benefits and occupancy expenses.

Total Loans

As of March 31, 2004, total loans were approximately $831.3 million, an increase of $34.7 million, or 4.4%, as compared to December 31, 2003. The Company's non-performing assets were $8.7 million at March 31, 2004 as compared to $8.8 million at December 31, 2003. Non-performing assets represented 1.04% and 1.10%, of the total loans and foreclosed assets outstanding at the end of the respective periods. The Allowance for Loan and Lease Losses totaled $9.6 million at March 31, 2004, and represented 113.8% of non-performing loans and leases and 1.16% of total loans and leases.

Post-Earnings Conference Call

The Bank will hold a conference call on Thursday, April 22, 2004, at 10 a.m. (Eastern Time) to discuss the financial results for its first quarter ending March 31, 2004. This web-cast can be accessed through the Bank's website, www.interchangebank.com on the investor relations page, as well as the web address www.companyboardroom.com. The replay will begin shortly after the completion of the live call and will be available for approximately two weeks.

About Interchange Bank

Headquartered in Saddle Brook, NJ, Interchange Bank is one of Bergen County's largest independent commercial bank and a wholly owned subsidiary of Interchange Financial Services Corporation (Nasdaq:IFCJ). A thought leader in the industry, the Bank was among the first to implement a broad range of innovative services, including 24-hour, 7-day-a-week online banking and bill paying services, online stock trading, and the ability to apply for a loan online with an instant credit decision. Mutual funds and annuities are offered through the Bank's investment services. With $1.4 billion in assets and 29 branches, the Bank focuses its efforts on the local communities from which it derives deposits and generates loans. Through Interchange Bank's subsidiary, Interchange Capital Company, L.L.C., cost effective equipment leasing solutions are available to small- and middle market companies. For additional information, please visit the company's Web site at www.interchangebank.com.

In addition to discussing historical information, certain statements included in or incorporated into this report relate to the financial condition, results of operations and business of the Company which are not historical facts, but which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used herein, the words "anticipate," "believe," "estimate," "expect," "will" and other similar expressions are generally intended to identify such forward-looking statements. Such statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in such Act, and we are including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements include, but are not limited to, statements about the operations of the Company, the adequacy of the Company's allowance for losses associated with the loan portfolio, the prospects of continued loan and deposit growth, and improved credit quality. The forward-looking statements in this report involve certain estimates or assumptions, known and unknown risks and uncertainties, many of which are beyond the control of the Company, and reflect what we currently anticipate will happen in each case. What actually happens could differ materially from what we currently anticipate will happen due to a variety of factors, including, among others, (i) increased competitive pressures among financial services companies; (ii) changes in the interest rate environment, reducing interest margins or increasing interest rate risk; (iii) deterioration in general economic conditions, internationally, nationally, or in the State of New Jersey; (iv) the occurrence of acts of terrorism, such as the events of September 11, 2001, or acts of war; (v) legislation or regulatory requirements or changes adversely affecting the business of the Company, and (vi) losses in the Company's leasing subsidiary exceeding management's expectations, (vii) expected revenue synergies from the Company's acquisition of Bridge View may not be fully realized or realized within the expected time frame; (viii) revenues following the Company's acquisition of Bridge View may be lower than expected;
(ix) deposit attrition, operating costs, customer loss and business disruption following the Company's acquisition of Bridge View, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected and (x) other risks detailed in reports filed by the Company with the Securities and Exchange Commission. Readers should not place undue expectations on any forward-looking statements. We are not promising to make any public announcement when we consider forward-looking statements in this document to be no longer accurate, whether as a result of new information, what actually happens in the future or for any other reason.

                   INTERCHANGE FINANCIAL SERVICES CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

                                             March 31,     December 31,
                                               2004           2003       Change
                                            -----------    -----------   ------
                                            (unaudited)
                Assets
Cash and due from banks                     $    35,488    $    31,423    12.9%
Interest earning deposits                            11             12    (8.3)
Federal funds sold                               20,700             --      --

Securities                                      388,155        452,060   (14.1)
Loans and leases
    Commercial                                  519,962        510,667     1.8
    Commercial Lease Financing                   29,737         28,427     4.6
    Consumer                                    281,587        257,487     9.4
                                            -----------    -----------   -----
                                                831,286        796,581     4.4
Allowance for loan and lease losses              (9,635)        (9,641)   (0.1)
                                            -----------    -----------   -----
Net loans                                       821,651        786,940     4.4

Premises and equipment, net                      20,217         20,343    (0.6)
Foreclosed real estate and other
 repossesed assets                                  219            230    (4.8)
Bank Owned Life Insurance                        22,114         21,853     1.2
Goodwill and other intangible assets             59,991         60,089    (0.2)
Accrued interest receivable and other
 assets                                          10,219         12,922   (20.9)
                                            -----------    -----------   -----
     Total assets                           $ 1,378,765    $ 1,385,872    (0.5)
                                            ===========    ===========   =====

              Liabilities
Deposits                                    $ 1,166,126    $ 1,156,798     0.8
Borrowings                                       53,242         72,109   (26.2)
Accrued interest payable and other
 liabilities                                     14,579         13,772     5.9
                                            -----------    -----------   -----
     Total liabilities                        1,233,947      1,242,679    (0.7)
                                            -----------    -----------   -----

Total stockholders' equity                      144,818        143,193     1.1
                                            -----------    -----------   -----
     Total liabilities and
      stockholders' equity                  $ 1,378,765    $ 1,385,872    (0.5)%
                                            ===========    ===========   =====

Consolidated Income Statements

(dollars in thousands)                                Three Months Ended
                                                           March 31,
                                                 ------------------------------
                                                  2004        2003      Change
                                                 -------     -------    ------
                                               (unaudited) (unaudited)
Interest income:
Interest and fees on loans                       $12,707     $10,857      17.0%
Interest on federal funds sold                         6          63     (90.5)
Interest on interest earning deposits                 --          12    (100.0)

Interest and dividends on securities:
     Taxable interest income                       2,650       2,283      16.1
     Interest income exempt from
     federal income taxes                            269         179      50.3
     Dividends                                        39          56     (30.4)
                                                 -------     -------     -----
     Total interest income                        15,671      13,450      16.5
                                                 -------     -------     -----

Interest expense:
Interest on deposits                               2,827       3,407     (17.0)
Interest on borrowings                               310         191      62.3
                                                 -------     -------     -----
     Total interest expense                        3,137       3,598     (12.8)
                                                 -------     -------     -----

Net interest income                               12,534       9,852      27.2
Provision for loan and lease losses                  375         265      41.5
                                                 -------     -------     -----
Net interest income after provision
 for loan & lease losses                          12,159       9,587      26.8
                                                 -------     -------     -----

Non-interest income:
Service fees on deposit accounts                     842         653      28.9
Net gain on sale of securities                       514          --        --
Other                                              1,159       1,191      (2.7)
                                                 -------     -------     -----
     Total non-interest income                     2,515       1,844      36.4
                                                 -------     -------     -----

Non-interest expense:
Salaries and benefits                              4,848       3,628      33.6
Net occupancy                                      1,365         928      47.1
Furniture and equipment                              334         253      32.0
Advertising and promotion                            393         315      24.8
Other                                              1,977       1,403      40.9
                                                 -------     -------     -----
     Total non-interest expense                    8,917       6,527      36.6
                                                 -------     -------     -----

Income before  income taxes                        5,757       4,904      17.4
Income taxes                                       1,771       1,548      14.4
                                                 -------     -------     -----
     Net income                                  $ 3,986     $ 3,356      18.8%
                                                 =======     =======     =====

Basic earnings per common share                  $  0.31     $  0.34      (8.8)%
Diluted earnings per common share                $  0.31     $  0.34      (8.8)%

Analysis of Net Interest Income
for the quarter ended March 31,
(dollars in thousands)                                      2004
                                              --------------------------------
(unaudited)                                    Average                 Average
                                               Balance      Interest    Rate
                                              ----------    --------   -------
                 Assets
Interest earning assets:
Loans (1)                                    $   806,387    $ 12,748    6.32%
Taxable securities (4)                           397,591       2,689    2.71
Tax-exempt securities (2) (4)                     28,898         388    5.37
Interest earning deposits                             12          --      --
Federal funds sold                                 2,507           6    0.96
                                             -----------    --------    ----
     Total interest-earning assets             1,235,395      15,831    5.13
                                                            --------

Non-interest earning assets:
Cash and due from banks                           35,547
Allowance for loan and lease losses               (9,636)
Other assets                                     118,933
                                             -----------
     Total assets                            $ 1,380,239
                                             ===========

  Liabilities and stockholders' equity
Interest-bearing liabilities
Interest bearing deposits                    $   933,522       2,827    1.21
Borrowings                                        65,364         310    1.90
                                             -----------    --------    ----
     Total interest-bearing liabilities          998,886       3,137    1.26
                                                            --------

Non-interest bearing liabilities
Demand deposits                                  224,100
Other liabilities                                 14,013
                                             -----------
     Total liabilities (3)                     1,236,999
Stockholders' equity                             143,240
                                             -----------
     Total liabilities and stockholders'
      equity                                 $ 1,380,239
                                             ===========

Net interest income (tax-equivalent
 basis)                                                       12,694    3.87
Tax-equivalent basis adjustment                                 (160)
                                                            --------
     Net interest income                                    $ 12,534
                                                            ========

Net interest income as a
percent of interest-earning assets
 (tax-equivalent basis)                                                 4.11%

Analysis of Net Interest Income
for the quarter ended March 31,
(dollars in thousands)                                      2003
                                              --------------------------------
(unaudited)                                    Average                 Average
                                               Balance      Interest    Rate
                                              ----------    --------   -------
                  Assets
Interest earning assets:
Loans (1)                                     $ 614,301     $ 10,897   7.10%
Taxable securities (4)                          221,386        2,339   4.23
Tax-exempt securities (2)(4)                     20,940          247   4.72
Interest earning deposits                         4,333           12   1.11
Federal funds sold                               21,585           63   1.17
                                              ---------     --------   ----
     Total interest-earning assets              882,545       13,558   6.14
                                                            --------

Non-interest earning assets:
Cash and due from banks                          22,167
Allowance for loan and lease losses              (7,207)
Other assets                                     47,958
                                              ---------
     Total assets                             $ 945,463
                                              =========

   Liabilities and stockholders' equity
Interest-bearing liabilities
Interest bearing deposits                     $ 705,960        3,407   1.93
Borrowings                                       26,229          191   2.90
                                              ---------     --------   ----
     Total interest-bearing liabilities         732,189        3,598   1.97
                                                            --------

Non-interest bearing liabilities
Demand deposits                                 118,779
Other liabilities                                12,521
                                              ---------
     Total liabilities (3)                      863,489
Stockholders' equity                             81,974
                                              ---------
     Total liabilities and stockholders'
      equity                                  $ 945,463
                                              =========

Net interest income (tax-equivalent basis)                     9,960   4.17
Tax-equivalent basis adjustment                                 (108)
                                                            --------
     Net interest income                                    $  9,852
                                                            ========

Net interest income as a
percent of interest-earning assets
 (tax-equivalent basis)                                                4.51%

(1) Nonaccrual loans and any related interest recorded have been included in computing the average rate earned on the loan portfolio. When applicable, tax exempt loans are computed on a fully taxable equivalent basis using the corporate federal tax rate of 34%.

(2) Computed on a fully taxable equivalent basis using the corporate federal tax rate of 34%.

(3)   All deposits are in domestic bank offices.

(4) The average balances are based on historical cost and do not reflect unrealized gains or losses.

STATEMENT OF CONDITION - SELECTED DATA (Period Ending)

                       March 31,    December 31, 3 month     March 31,  12 month
                         2004          2003      Change        2003      Change
                      ----------    ----------  --------    ----------  --------
                      (unaudited)                           (unaudited)

Loans                 $  831,286    $  796,581     4.36%    $  606,739    37.01%
Securities               388,155       452,060   (14.14)       249,813    55.38
Earning assets         1,240,152     1,248,653    (0.68)       903,352    37.28
Total Assets           1,378,765     1,385,872    (0.51)       962,867    43.19
Deposits               1,166,126     1,156,798     0.81        840,915    38.67
Borrowings                53,242        72,109   (26.16)        25,956   105.12
Shareholders'
 equity                  144,818       143,193     1.13         83,442    73.56

Leverage ratio              6.21%         6.24%                   8.30%
Risk weighted
 ratios:
     Tier 1                 9.23          9.34                   12.32
     Total                 10.32         10.46                   13.64

Asset quality
                                          Quarter ended
                     -----------------------------------------------------------
Net charge offs       $      381    $      249       53%    $      246       55%
Loan loss
 allowance                (9,635)       (9,641)      (0)        (7,226)      33

Nonperforming loans        8,465         8,570       (1)         5,013       69
Restructured Loans            --            --       --             --       --
Foreclosed real
 estate & other
 repossessed
 assets                      219           230       (5)           197       11
                      ----------    ----------    -----     ----------   ------
Total
 Nonperforming
 assets ("NPA")       $    8,684    $    8,800     (1.3)    $    5,210     66.7
                      ==========    ==========    =====     ==========   ======

Ratio's
-------
Net charge offs
 as%  of average
 loans
 (annualized)               0.19%         0.13%                   0.16%
Loan loss
 allowance as%
 of period-end
 loans                      1.16          1.21                    1.19
Loan loss
 allowance as%
 of nonperforming
 loans                    113.82        112.50                  144.15
NPA's as a
 percent of loans
 + foreclosed
 assets                     1.04          1.10                    0.86
PROFITABILITY
(dollars in thousands,
except per share data)

                                          Quarter ended
                    -----------------------------------------------------------

                      March 31,    December 31, 3 month     March 31,  12 month
                        2004          2003      Change        2003      Change
                     ----------    ----------  --------    ----------  --------
                    (unaudited)    (unaudited)             (unaudited)

Net interest income
 (taxable
 equivalent)         $   12,694    $   12,499     1.56%    $    9,960    27.45%
Provision for loan
 and lease losses           375           535   (29.91)           265    41.51
Net gain on sale of
 securities                 514           273    88.28             --       --
Non-interest
 income, excluding
 net gain on sale
 of securities            2,001         2,549   (21.50)         1,844     8.51
Non-interest
 expense                  8,917         8,259     7.97          6,527    36.62
Net income                3,986         4,312    (7.56)         3,356    18.77

Basic earnings per
 common share              0.31          0.34    (8.82)%         0.34    (8.82)%
Diluted earnings
 per common share          0.31          0.33    (6.06)          0.34    (8.82)
Dividends declared
 per common share          0.13          0.11    13.64           0.11    13.64
Special dividends
 declared per
 common share                --            --       --             --       --
Book value per
 common share - end
 of period           $    11.37    $    11.18     1.70     $     8.48    34.08

Shares outstanding
 - end of period         12,740        12,811    (0.55)         9,840    29.47
Weighted average
 shares outstanding
     Basic               12,767        12,804    (0.29)         9,829    29.89
     Diluted             13,028        13,043    (0.12)         9,968    30.70

Return on average
 assets                    1.16%         1.26%                   1.42%
Return on average
 equity                   11.13         12.16                   16.38
Net interest margin        4.11          4.07                    4.51

Contacts:
Keating & Co.
Vicki Banner/Lauren Mackiel
973-966-1100
vbanner@keatingco.com
lmackiel@keatingco.com